UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2005

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 6, 2005, Chiquita Brands International, Inc. (the "Company") announced that it would close two fresh cut fruit processing facilities located in Manteno, Illinois and Kansas City, Missouri, by February 2006 as part of a supply chain optimization plan. The plan is expected to eliminate redundancies in fresh-cut processing capacity in the Midwestern United States, improve plant utilization and reduce costs. The redundancies result from the acquisition of the Fresh Express business in June 2005, which added two fresh cut fruit facilities – one in Franklin Park, Illinois and one in Kansas City – to the Company’s previously owned facility in Manteno.

The closure of the Manteno facility will result in a charge of approximately $7 million. Of this amount, approximately $5 million is a non-cash charge related primarily to asset disposals that will be recorded in the fourth quarter of 2005, and approximately $2 million will be recorded in the first quarter of 2006 related to the estimated net future cash payments under non-cancelable lease obligations associated with the exited facility and related equipment. The closure of the Kansas City facility will result in an approximately $4 million adjustment to goodwill through purchase price accounting, which will be recorded in the fourth quarter of 2005. Substantially all of this adjustment is non-cash and relates to asset disposals.

Reference is made to the Company’s press release describing the plant closings, attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of the Company issued on December 6, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

December 6, 2005	By:	/s/Robert W. Olson

Name: Robert W. Olson
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release